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                     June 3, 2021

       Mark D. Wang
       Chief Executive Officer
       Hilton Grand Vacations Inc.
       6355 MetroWest Boulevard, Suite 180
       Orlando, Florida 32835

                                                        Re: Hilton Grand
Vacations Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 15,
2021
                                                            File No. 001-37794

       Dear Mr. Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction